Exhibit 99.2

ASXC First Quarter 2023 Earnings Call Transcript

Forward Looking Statements - Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Surgical first quarter 2023 business and financial update conference call.

On the call with me today are Anthony Fernando, President and Chief Executive Officer, and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company's business, including any geopolitical factors beyond our control. The Company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with the Asensus Surgical business, I encourage you to review the Company's filings with the Securities and Exchange Commission, including the 2022 Form 10-K filed in March 2023 and the Form 10-Q expected to be filed later today and any other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and the adjusted net loss per share attributable to common stockholders. Management believes that these non-GAAP financial measures taken in conjunction with U.S. GAAP financial measures provide useful information for both Management and investors by excluding certain noncash and other expenses that are not indicative of the Company's core operating results.

Management uses non-GAAP financial measures to compare our performance relative to forecast in strategic plans, to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

With that, it's my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

CEO Introductory Section – Anthony Fernando

Thanks, Mark, and thank you all for joining us today.

I will begin by discussing our recent performance and highlights then Shameze will review our financial results. Following that, I will go over our priorities for the balance of 2023 before turning to Q&A.

The first quarter was highly productive at Asensus. We made significant progress across a number of our key areas of focus, including the expanded utilization of Senhance, the continued development of our clinical body of evidence and the ongoing development of our portfolio. In addition, we had a number of very exciting announcements, in particular, the unveiling of our LUNA Surgical System that is in development.

During the first quarter, we continued to see very positive procedure volume trends with over 900 procedures across multiple specialties and geographies delivering 20% year-over-year growth. Procedure volume is critical as we look to expand and optimize our digital surgery capability. The larger our collection of surgical data, the more effective our machine learning engine becomes, which will enable us to continue to deliver more clinical intelligence to surgeons through the ISU.

Another benefit of increased procedure volumes is the expansion of our clinical registry, which now includes over 2,400 patients. The primary purpose of this registry is to build a unique collection of interoperative and 12-month postoperative follow-up data, which will support an increased number of high-quality clinical publications and further bolster our market development strategy.

Moving to new program initiations. Year-to-date, we have initiated one new Senhance program, which was in Japan. Japan continues to be one of our fastest growing regions, and we are excited to be expanding our partnerships with some of the region's leading institutions. Most recently, we initiated a program at Fukuoka Tokushukai Hospital in Kasuga City. We are delighted to see positive feedback from customers and look forward to supporting the continued adoption throughout the region moving forward.

On the portfolio development front, we had multiple achievements. Early in Q1, we obtained CE Mark approval for the expanded machine vision capabilities with the ISU, which continues to receive high praise across the industry.

The ISU was recently honored with two prestigious awards, the first from MedTech Breakthrough, where the ISU was named the Best New Technology Solution in the surgical category. This is a remarkable achievement as we competed against nearly 4,000 nominations from across the globe, and it reflects our commitment to pushing the boundaries of innovation in the medical technology industry.

The second comes from Juniper Research Future Digital Awards for Excellence in Digital Health Innovation, where our ISU has been honored as the Best Medical Robotics Solution and awarded the Platinum Winner title. These recognitions are a testament to the outstanding capabilities and potential of our ISU in revolutionizing the field of surgical robotics and digital surgery.

The ISU integrated with the Senhance System is the only real-time solution on the market today that provides surgeons with a suite of tools to use during their surgical procedures, which includes eye tracking camera control, haptic feedback, digital measurement and digital tags.

Eye tracking allows surgeons to seamlessly control the camera position without pausing the procedure. There are also digital tags that enhance communication between the surgeon at the console and the OR team bed-side to further engage and support the seamless operating room experience.

Digital measurement tools enabled by the ISU allows surgeons to digitally quantify distances and measure over the contour of the anatomy to support interoperative surgical planning and decision-making.

In late March, we attended this year's Society of American Gastrointestinal and Endoscopic Surgeons or SAGES conference. We had an outstanding conference with tremendous interest in Senhance and the ISU. To kick off SAGES, we hosted a moderated broadcast of a live Senhance surgery performed in Germany by Dr. Vivianda Menke to a packed breakfast symposium from the conference in Montreal. This event demonstrated the capabilities of both our Senhance System and ISU as well as our telepresence capabilities with Senhance Connect. Interest from this full room led to strong attendance at our booth, where we also hosted multiple sessions focused on Asensus' ability to deliver augmented intelligence in surgery through our ISU platform.

Finally, with the importance of the underserved pediatric market, we had a special focus on engaging key pediatric surgeons. We hosted an event with several U.S. pediatric surgeons to better understand their needs for this unique specialty.

We also attended the German Surgeons Congress 2023 or DCK hosted in Munich, Germany. During this event, similar to SAGES, we hosted a live surgery in which Senhance and the ISU drew a great deal of attention from more than 100 attendees. This led to a fully booked agenda of hands-on demonstration for surgeons to have individual dedicated time to learn more and experience the Senhance System and the digital ISU tools.

To continue the focus on the pediatric market and expand on our learnings from SAGES, we hosted a group of key European pediatric surgeons to better understand their needs and how we can support further research for the specialty. We will continue this focus into next quarter at the IPEG and ESPES, International Pediatric Endoscopy Group and European Society of Pediatric Endoscopic Surgeons joint global meeting in Italy this summer.

Turning to other recent developments. As we unveiled during our Investor Day in February, we are incredibly excited about our next-generation LUNA System, which is currently in development. LUNA was developed over the course of nearly four years with input from surgeons, OR teams, strategic partners and hospital administration. We encourage you to watch the entire Investor Day webcast to learn about the unique combination of hardware and software that we believe enhances safety, reliability, performance and scalability.

In February, we disclosed we had signed a memorandum of understanding with KARL STORZ, a major player in the surgical device industry. The definitive agreements are progressing towards signing and will represent an important step, expanding our commercial reach and development capabilities. Upon completion, it will enable Asensus to bring the benefits of the ISU to KARL STORZ's extensive global customer base. Both organizations are working diligently to finalize their agreements as quickly as possible.

Before turning the call over to Shameze, I wanted to highlight our continued efforts to expand our presence in the pediatric space. As we have discussed at length on previous calls, the combination of Senhance's 3-millimeter instrumentation, haptic feedback and the ISU's clinical intelligence make the platform uniquely effective at performing pediatric procedure.

After having received a pediatric CE Mark in 2020, we received FDA 510(k) clearance for a U.S. pediatric indication in March of this year. With this FDA clearance, we now have the ability to help surgeons deliver better outcomes globally.

We have also been hard at work to develop pediatric-specific real-world data. During the first quarter, a paper was published that detailed early experience utilizing our Senhance platform in pediatric procedures in the U.S. This study conducted with IRB approval prior to 510(k) clearance showcases the safety and feasibility of using Senhance in pediatric cases.

The surgical team successfully performed surgeries on patients ranging from four months to 16 years of age. These procedures included gall bladder removal, hernia repair and other types of urological and GI procedures. These early results highlight the potential of our platform in the pediatric population and further validate its safety and effectiveness. We have continued to see increased interest in using Senhance and the ISU specifically for pediatrics. As we announced during the fourth quarter, we installed a system in Germany to be used exclusively with their pediatric surgery department.

We believe that there is a significant opportunity to bring all of the benefits of Performance-Guided Surgery to a largely underserved pediatric market, which will continue to be a focus of our expansion efforts to meet the increasing demand.

In summary, I'm thrilled with the breadth of our accomplishments during the first quarter and how we have positioned ourselves for long-term success.

With that, I will turn the call over to Shameze for a financial update.

Financials - Shameze Rampertab

Thanks, Anthony.

Turning to the first quarter. For the three months ended March 31, 2023, the Company reported revenue of $1 million as compared to revenue of $1.1 million in the three months ended March 31, 2022. Revenue in the first quarter of 2023 included $0.5 million in lease revenue, $0.3 million in instruments and accessories and $0.2 million in services.

For the three months ended March 31, 2023, total operating expenses were $20.4 million as compared to $18.2 million in the three months ended March 31, 2022.

For the three months ended March 31, 2023, net loss attributable to common stockholders was $22.2 million or $0.09 per share as compared to a net loss attributable to common stockholders of $19.1 million or $0.08 per share in the three months ended March 31, 2022.

For the three months ended March 31, 2023, the adjusted net loss attributable to common stockholders was $22 million or $0.09 per share as compared to an adjusted net loss of $16.6 million or $0.07 per share in the three months ended March 31, 2022. Adjusted net loss is GAAP net loss adjusted for the following items: amortization of intangible assets and change in fair value of contingent considerations, both of which are noncash charges. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. Reconciliations from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet. The Company had cash, cash equivalents, short-term and long-term investments excluding restricted cash of approximately $57.4 million as of March 31, 2023.

I'll turn the call back over to Anthony.

CEO Conclusion - Anthony Fernando

Thanks, Shameze.

Turning to the balance of 2023 and what we expect to achieve during the back half of the year. Starting with the LUNA program, we have completed much of the R&D over the last few years and are moving quickly into testing and evaluation ahead of regulatory filings.

In the second half of 2023, we will have surgeons perform system tests to provide feedback before completing preclinical evaluations of the fully built system by the end of the year. Then during the first half of 2024, we'll freeze the systems design, complete verification and validation testing and ramp up our manufacturing capability.

By the end of 2024, we intend to submit to the FDA and other regulatory bodies in Europe and Japan with the expectation of receiving FDA clearance in mid-2025. We will then move into a commercial pilot launch during the second half of 2025. We are confident in our progress towards the commercial launch of these systems, and we'll continue to provide updates as we move forward.

As it relates to Senhance, we continue to expect to initiate 10 to 12 new Senhance programs during 2023. Additionally, we expect procedure volume growth for the rest of 2023 to track similarly to what we saw in the first quarter.

The data collected through these procedures has been instrumental, and as additional sites utilize the ISU in the coming months, it will increase the data we can leverage. The data collection nearly tripled sequentially, and we hope to have more than half of our sites using the ISU by the fourth quarter. With this level of data collection, we will be able to continue to drive innovation and make significant advancements in Performance-Guided Surgery.

These are exciting times at Asensus. We have continued to push the boundaries of what's possible in robotic surgery. We will keep pushing to deliver the tools and capabilities that surgeons need to deliver better, more consistent outcomes for their patients. I want to thank our global team for their hard work and dedication to make this truly novel technology a reality.

Before turning to Q&A, I wanted to remind investors about details of our upcoming Annual Stockholders Meeting, which will be held virtually on June 6, 2023. For more information on how to access the meeting and what matters will be discussed, please see our annual proxy statement, which was filed at the end of April.

With that, I would like to open the line for Q&A.

Q&A

Operator

Today's first question comes from Ross Osborn with Cantor Fitzgerald. Please go ahead.

First Question – Ross Osborn

Hi, guys. Congrats on your industry recognitions and progress. Thanks for taking my question. Starting off, is there any more feedback on the pediatric launch you could provide? Do you think that's going to drive an inflection in your system placements?

Response – Anthony Fernando

Hey, Ross. Just to talk about pediatrics, we have been speaking with U.S. accounts for some time now, and we couldn't—we were not very active until we got the approval. But since then, there's definitely interest which we saw at SAGES and we've been following up on those to see how we might be able to start additional programs. Also in Europe, that's growing. We started, as you know, with one site. Now we are up to two sites and soon be three. Then also in Japan, there's been interest. Definitely, there is no shortage of interest. It's about trying to get the sites organized and some of the early adopters of this technology connected so that they can speak to each other before they start their program.

Overall, I think there is an opportunity. It is a unique solution because there is—given the instrumentation and the haptic feedback that we offer, I think it will truly be differentiated within robotics and to have some meaningful share for the Senhance System in pediatrics.

Question – Ross Osborn

Great. Thank you. Then maybe one for Shameze. There's a large step in R&D sequentially and year-over-year. Could you just walk through some of the drivers there? I imagine part of it is LUNA, but I had thought that had already come into the model during the fourth quarter.

Response – Shameze Rampertab

Yes. Thanks for your question, Ross. With regards to Q1, Q1 tends to be a heavier quarter for us in terms of burn in general when you look at the seasonality year-over-year. In Q1 of this year, we did spend a lot of effort in terms of getting ready with our investor event and making sure LUNA was ready for the unveil, which we had at our investor event. We continue to work towards the milestones that Anthony laid out on LUNA.

Also, we disclosed that we are working towards a standalone ISU. We currently have the Intelligent Surgical Unit that's approved in the U.S., Europe and Japan, but that is integrated into Senhance. This will be a standalone ISU. A lot of great projects that we're working towards. But Q1 should not be indicative of the rest of the quarter in terms of that run rate.

Question – Ross Osborn

Got it. Thanks for taking my questions.

Operator

Thank you. Our next question today comes from Li Chen with H.C. Wainwright. Please go ahead.

Question – Li Chen

Hello, Anthony and Shameze, can you hear me?

Response – Anthony Fernando

Yes. Go ahead, Li.

Question – Li Chen

Yes. Thanks for taking my question. I just want to get a feel of the potential market size in the pediatric patients. Is it like one-tenth of the adult surgery volume or what's the percentage there? Another question is do you anticipate to use the same sales force? Or are you expecting to add additional pediatric specialty sales force there? Thank you.

Response – Anthony Fernando

Thanks for the questions, Li. I think so trying to answer the market size, I can tell you approximately it's somewhere between 3 million and 4 million procedures if we just look at the U.S. It's kind of hard to give you a definite number because it's not a whole lot of data available. But in terms of scale, I would say, 3 million to 4 million is a reasonable assumption with respect to market size.

Then with respect to the sales force, I think before we really push hard on the commercial front, I think the goal for us is to really get a few pilot sites up and running and get some early data published. I think we will use our existing clinical sales team and our existing commercial teams to help us move this forward.

But that said, I do want to clarify that we do have in Europe and also, we'll be developing this in Japan, but there are some clinical support staff that have performed a lot more on the pediatric side who tend to focus more on pediatric support of hospitals. There's a little bit of specialization. But for the most part, it will be the existing team that will support the expansion into pediatric.

Question – Li Chen

Okay. Thanks for the info. That's very helpful.

Operator

Thank you. Our next question comes from RK Ramakanth with H.C. Wainwright. Please go ahead.

Question – RK Ramakanth

Thank you. Good afternoon, Shameze and Anthony. I apologize if some of these questions have been already asked. Just trying to get a sense of where you are with the LUNA Surgical System, especially in terms of preclinical evaluation and also some of the testing that you plan to do during this year.

Response – Anthony Fernando

Sure, RK. I think the goal for this year like we've stated, we have two milestones. The year-end milestone is to really try to do a full system test in a preclinical setting so that we can make sure that end-to-end, the system is delivering on the performance criteria. Throughout the year, we intend to bring in surgeons and perform some work using either tissue models or where it could even be small-scale preclinical to gather feedback and also make it more of a testing a platform for—goes both ways. We need to know what the surgeons think and also, from a development point of view, we know that solution is robust.

I would say towards the middle of the year would be one milestone where we get surgeons and get feedback to further develop, and that will help us leading to the year-end milestone of doing a full system preclinical evaluation.

Question – RK Ramakanth

Then when do you need to do any sort of clinical testing as such before? Or basically, what's the regulatory pathway? I think that's the question I have.

Response – Anthony Fernando

Yes. I think, so for us, we intend to follow traditional 510(k) because we are a predicate. That's the current path we're following.

Question – RK Ramakanth

Okay. Then on the KARL STORZ, I know you're still working on this relationship. Can you give any additional color as to how close you are or what else needs to get done before both parties can sign on the dotted line?

Response – Anthony Fernando

Yes. It's a great question, RK. It's an extremely complicated agreement. As you can imagine, there is IP involved, there's R&D component, there's manufacturing then there's a whole business commercial aspect and regulatory, all being discussed on a global scale. It's not just for the U.S. It's the U.S., Europe and Asia. There are a lot of complexities and a lot of conversations going on. Both companies are very diligently working to try to wrap it up as soon as possible, but I'd say that progress is made. As soon as we get it finalized, we'll make sure we communicate that.

Question – RK Ramakanth

Perfect. Thank you very much Anthony. Good luck, and talk to you soon.

Response – Anthony Fernando

Thanks, RK.

Operator

Thank you. Ladies and gentlemen, this concludes our question-and-answer session. I'd like to turn the conference back over to the Management team for any final remarks.

Anthony Fernando

Thank you, Operator. Thanks again for joining us today and for your support of Asensus. We look forward to updating you on our next quarterly call.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference call. We thank you all for attending today's presentation. You may now disconnect your lines, and have a wonderful day.